Exhibit 99.1

FOR IMMEDIATE RELEASE

Teladoc Health Appoints Care Delivery Expert Dr. Mark Smith to Board of Directors

PURCHASE, NY, October 15, 2018 —Teladoc Health (NYSE: TDOC), the global leader in virtual care, is pleased to announce, effective today, the appointment of Mark Douglas Smith, MD, MBA, to its board of directors. Dr. Smith is a professor of clinical medicine at the University of California at San Francisco (UCSF) and a nationally-recognized health policy and delivery system expert.

“Mark is distinguished physician and healthcare leader with a passion for assuring access to care for all, and we are pleased to welcome him to the Teladoc Health board,” said Jason Gorevic, Teladoc Health CEO. “Mark’s accomplished background complements our mission and enduring commitment to transform the care experience.”

“From the outside looking in, I could see the unrivaled ability of Teladoc Health to successfully integrate quality clinical practice and a robust virtual care delivery platform to universally deliver affordable care,” Dr. Smith said. “I’m eager for the opportunity to join this terrific team and further the Teladoc Health mission by helping to enhance accessible, convenient, high-quality care delivery across the U.S. and around the globe.”

In addition to his appointment at UCSF, Dr. Smith is a visiting professor at the School of Public Health at UC Berkeley, and co-chair of the Guiding Committee of the Health Care Payment Learning and Action Network. The U.S. Department of Health and Human Services launched this public-private partnership to accelerate the healthcare system’s transition from fee-for-service care to alternative payment models (APMs). Dr. Smith’s role includes the dissemination of innovative strategies to improve the health system and lower the costs of care.

In addition to his focus on APMs, Dr. Smith was elected to the Institute of Medicine and chaired of the IOM’s Committee on the Learning Healthcare System. He also served as the founding president and CEO of the California Health Care Foundation which brought affordable care to low-income patients. With more than $808 million in assets, the independently endowed philanthropy worked to improve healthcare access and quality for Californians. He helped grow the foundation into a recognized leader in delivery system innovation, public reporting of care quality, and applications of new technology in health care, including the use of virtual care.

For more information visit Teladoc.com.

About Teladoc Health

A mission-driven organization, Teladoc Health, Inc. is successfully transforming how people access and experience healthcare, with a focus on high quality, lower costs, and improved outcomes around the world. The company’s award-winning, integrated clinical solutions are inclusive of telehealth, expert medical services, AI and analytics, and licensable platform services. With more than 2,000 employees, the organization delivers care in 125 countries and in more than 20 languages, partnering with employers, hospitals and health systems, and insurers to transform care delivery. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

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Media Contacts:
Victoria Gavaza
ReviveHealth
781-249-3738

vg@thinkrevivehealth.com

Courtney McLeod

Director of Communications

914-265-6789

cmcleod@teladoc.com